Madeline Bell Joins UnitedHealth Group Board of Directors

(Nov. 9, 2026) – Madeline S. Bell, former president and CEO of Children’s Hospital of Philadelphia (CHOP), is joining UnitedHealth Group’s (NYSE: UNH) Board of Directors, effective immediately.

Madeline had a distinguished four-decade career at CHOP, where she started as a pediatric staff nurse in 1983. She spent eight years as CHOP’s chief operating officer from 2007 to 2015 before becoming president and CEO in 2015. She retired as CHOP's CEO last month.

Madeline holds a Master of Science degree in organizational dynamics from the University of Pennsylvania and a Bachelor of Science degree in nursing from Villanova University.

“Madeline has devoted her entire career to improving healthcare for children, beginning as a pediatric nurse and ultimately leading one of the nation’s premier children’s hospitals,” said Stephen J. Hemsley, UnitedHealth Group’s CEO and executive board chairman. “Her decades of experience caring for patients, leading clinicians and growing one of the country’s foremost pediatric health systems will bring an important perspective to our Board. We look forward to her leadership as we continue working to improve care and help make the health system work better for everyone."

Madeline currently serves as a board director for Comcast. She previously chaired the Federal Reserve Bank of Philadelphia’s Board of Directors and is a fellow of The College of Physicians of Philadelphia, and the Honorary Consul of Spain. She served on the board of the Leonard Davis Institute of Health Economics, Greater Philadelphia Chamber of Commerce Executive Committee and chaired Philadelphia’s CEO Council for Growth.

“I am honored to join UnitedHealth Group’s Board of Directors,” Madeline said. “Having cared for children as a nurse and led a children's hospital, I know how much it matters when care is coordinated, accessible and affordable. I look forward to contributing that experience to the UnitedHealth Group Board.”

About UnitedHealth Group

UnitedHealth Group is a healthcare and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the healthcare experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn.

# # #

Media:	UnitedHealth Group Media
uhgmedia@uhg.com